GOLDSTEIN AND MORRIS

CERTIFIED PUBLIC ACCOUNTANTS,  PC

36 WEST 44TH STREET

NEW YORK, NEWYORK   IOO35

EDWARD A. M0RRi5	TELEPHONE (2I2) 786-9800
AILBERT M. GOLDSTEIN	FACSIMILE (212! 790-6090 E-MAIL gldmorl010@aol.com

November 23, 2004

Securities and Exchange Commission

450 Fifth Street, Northwest

Washington, D.C. 20549

RE: Laser Master International Inc.

Dear Commissioners:

Goldstein & Morris has resigned as Laser Master International Inc's independent registered public accounting firm on October 20, 2004.

We are not in a position to agree or disagree with any of the statements contained in Laser Master International Inc's 8-K because the accountant who performed services for Laser Master International Inc. is no longer affiliated with Goldstein & Morris.

Respectfully submitted,

/s/ Edward B. Morris

Goldstein & Morris, CPA's, P.C.

EBM/lz sec.wpd